Exhibit 10.4

DARDEN RESTAURANTS, INC.
2002 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR EUGENE I. LEE, JR.

This Restricted Stock Unit Award Agreement (the “Agreement”) is between Darden Restaurants, Inc., a Florida corporation (the “Company” or “Corporation”), and you (Eugene I. Lee, Jr.), a person notified by the Company, and identified in the Company’s records, as the recipient of an Award of Restricted Stock Units during the Company’s fiscal year 2015. This Agreement is effective as of October 13, 2014, the date communicated to you and set forth in the Company’s records (the “Grant Date”).
The Company wishes to award to you a number of Restricted Stock Units, subject to certain restrictions as provided in this Agreement, in order to carry out the purpose of the Company’s 2002 Stock Incentive Plan (the “Plan”).
Accordingly, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and you hereby agree as follows:
1.Award of Restricted Stock Units.
The Company hereby grants to you, effective as of the Grant Date, an Award of Restricted Stock Units for that number of Restricted Stock Units having an aggregate Fair Market Value equal to the value communicated to you and set forth in the Company’s records and as reflected below (the “RSUs”), on the terms and conditions set forth in such communication, this Agreement and the Plan. Each RSU represents the right to receive, on the vesting date or dates communicated to you and set forth in the Company’s records, one share of the Company’s Common Stock, no par value (the “Common Stock”).
(a)    RSUs having an aggregate Fair Market Value on the Grant Date equal to $25,000, based on the closing sales price of the shares of Common Stock on the New York Stock Exchange as reported in the consolidated transaction reporting system on the Grant Date.
2.    Rights with Respect to the RSUs.
The RSUs granted hereunder do not and shall not give you any of the rights and privileges of a shareholder of Common Stock, other than the right to receive dividends and other distributions as provided in Sections 9(b) and (c) hereof. Your rights with respect to the RSUs shall remain forfeitable at all times prior to the date or dates on which such rights become vested, and the restrictions with respect to the RSUs lapse, in accordance with Sections 3, 4 or 5 hereof.
3.    Vesting.
Subject to the terms and conditions of this Agreement, the RSUs shall vest, and the restrictions with respect to the RSUs shall lapse, on the date or dates and in the amount or amounts communicated to you and set forth in the Company’s records and as reflected below if you remain continuously employed by the Company or an Affiliate of the Company until the respective vesting dates.
(a)    The grant of RSUs under Section 1(a) above shall vest on the one-year anniversary of the Grant Date, subject to your performance as Interim Chief Executive Officer of the Company, as determined by the Board following the first to occur of the one-year anniversary of the Grant Date and the end of your service as Interim Chief Executive Officer.
4.    Change of Control.
Notwithstanding the vesting provisions contained in Section 3 above, but subject to the other terms and conditions in this Agreement, you shall become immediately and unconditionally vested in all RSUs granted hereunder and the restrictions with respect to all such RSUs shall lapse if, within two years after the date of a Change of Control (as defined below) that occurs after the Grant Date, the Company terminates your employment for any reason other than for Cause (as defined in Section 4(c)(i) below) or death or Disability (as defined in Section 5(a)(v) below) or you terminate employment for Good Reason (as defined in Section 4(c)(ii)). For purposes of this Agreement, “Change of Control” shall mean any of the following events:
(a)    Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Corporation or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Corporation, or the acquisition of assets or securities of another entity by the Corporation or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) and the combined voting power of the outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities, as the case may be, and (ii) no individual, entity or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such entity resulting from such Business Combination, beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination; or

(b)    Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

(c)    For purposes of Sections 4 and 5 hereof, the following definitions shall apply:

(i)    Cause. Your employment may be terminated for Cause if the Committee administering the Plan, after you shall have been afforded a reasonable opportunity to appear in person together with counsel before the Committee and to present such evidence as you deem appropriate, determines that Cause exists. For purposes of this Agreement, “Cause” means (i) an act or acts of fraud or misappropriation on your part which result in or are intended to result in your personal enrichment at the expense of the Corporation and which constitute a criminal offense under State or Federal laws or (ii) conviction of a felony.
(ii)    Good Reason. For purposes of this Agreement, “Good Reason” means:

a.    without your express written consent (1) the assignment to you of any duties inconsistent in any substantial respect with your position, authority or responsibilities as in effect during the 90-day period immediately preceding the date of a Change of Control or (2) any other substantial adverse change in such position (including titles), authority or responsibilities; or

b.    any failure by the Corporation to furnish you with base salary, target annual bonus opportunity, long-term incentive opportunity or aggregate employee benefits at a level equal to or exceeding those received by you from the Corporation during the 90-day period preceding the date of a Change of Control, other than (1) an insubstantial and inadvertent failure remedied by the Corporation promptly after receipt of notice thereof given by you or (2) with respect to aggregate employee benefits only, any such failure resulting from an across-the-board reduction in employee benefits applicable to all similarly situated employees of the Corporation generally; or

c.    the Corporation’s requiring you to be based or to perform services at any office or location more than 30 miles from the office or location at which you were based as of immediately prior to the date of a Change of Control, except for travel reasonably required in the performance of your responsibilities.

For purposes of this Section 4(c)(ii), any determination of “Good Reason” shall be made by the Committee administering the Plan and shall be conclusive. Your mental or physical incapacity following the occurrence of an event described above in clauses (a) through (c) shall not affect your ability to terminate employment for Good Reason and your death following termination for Good Reason shall not affect your estate’s entitlement to payments provided hereunder upon a termination of employment for Good Reason. For the avoidance of doubt, your re-appointment as the Company’s President and Chief Operating Officer following the end of your service as interim Chief Executive Officer shall not constitute Good Reason.

5.    Early Vesting; Forfeiture.
(a)    If you cease to be employed by the Company or an Affiliate of the Company prior to the vesting of the RSUs pursuant to Sections 3 or 4 hereof, your rights to all of the unvested RSUs shall be immediately and irrevocably forfeited, except that:
(i)    if (A) the Company or an Affiliate of the Company terminates your employment involuntarily and not for Cause prior to the vesting of the RSUs pursuant to Sections 3 or 4 hereof, (B) your combined age and years of service with the Company or an Affiliate of the Company (pursuant to the method for crediting service under the Darden Savings Plan) equal at least 70, and (C) you were not designated as an officer-level employee in the Company payroll system with the Peoplesoft identifier “OFC” or its equivalent on the Grant Date, then the RSUs will vest on a pro rata basis on the date of your termination of employment, based on the number of full months of employment completed from the Grant Date to the date of your termination of employment divided by the number of full months in the vesting period for any unvested RSUs, and your rights to all of the unvested RSUs shall be immediately and irrevocably forfeited;
(ii)    if you retire on or after age 65 with five years of service with the Company or an Affiliate of the Company (pursuant to the method for crediting service under the Darden Savings Plan) (“Normal Retirement”) prior to the vesting of the RSUs pursuant to Sections 3 or 4 hereof, you shall become immediately and unconditionally vested in all RSUs and the restrictions with respect to all RSUs shall lapse on the date of your Normal Retirement;
(iii)    if you retire on or after age 55 with ten years of service with the Company or an Affiliate of the Company (pursuant to the method for crediting service under the Darden Savings Plan) but before Normal Retirement (“Early Retirement”) and you were not designated as an officer-level employee in the Company payroll system with the Peoplesoft identifier “OFC” or its equivalent on the Grant Date, the RSUs will vest on a pro rata basis on the date of your Early Retirement, based on the number of full months of employment completed from the Grant Date to the date of your Early Retirement divided by the number of full months in the vesting period for any unvested RSUs, and your rights to all of the unvested RSUs shall be immediately and irrevocably forfeited;
(iv)    if you die prior to the vesting of the RSUs pursuant to Sections 3 or 4 hereof, you shall become immediately and unconditionally vested in all RSUs and the restrictions with respect to all RSUs shall lapse on the date of your death. No transfer by will or the applicable laws of descent and distribution of any RSUs which vest by reason of your death shall be effective to bind the Company unless the Committee administering the Plan shall have been furnished with written notice of such transfer and a copy of the will or such other evidence as the Committee may deem necessary to establish the validity of the transfer; or
(v)    if you become Disabled (as defined below) prior to the vesting of the RSUs pursuant to Sections 3 or 4 hereof, you shall become immediately and unconditionally vested in all RSUs and the restrictions with respect to all RSUs shall lapse on the date on which the Committee administering the Plan makes the determination that you are Disabled. For purposes of this Agreement, “Disabled” means you have a disability due to illness or injury which is expected to be permanent in nature and which prevents you from performing the material duties required by your regular occupation, all as determined by the Committee administering the Plan.
6.    Restriction on Transfer.
Except as contemplated by Section 5(a)(iv) hereof, none of the RSUs may be sold, assigned, transferred, pledged, attached or otherwise encumbered, and no attempt to transfer the RSUs, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the RSUs.
7.    Financial Restatements.
This Section 7 only applies to you if at any time you were or are designated as an officer-level employee in the Company payroll system with the Peoplesoft identifier “OFC” or its equivalent. Notwithstanding the provisions of Sections 3, 4 and 5 of this Agreement, if (a) the Company is required to restate its financial statements due to fraud and (b) the Committee administering the Plan determines that you have knowingly participated in such fraud, then the Committee may, in its sole and absolute discretion, at any time within two years following such restatement, require you to, and you shall immediately upon notice of such Committee determination, return to the Company any shares of Common Stock underlying RSUs that vested under this Agreement and any dividends or other distributions with respect to the vested RSUs received by you or your personal representative and pay to the Company in cash the amount of any proceeds received by you or your personal representative from the disposition or transfer of any such shares of Common Stock, in each case during the period commencing two years before the beginning of the restated financial period and ending on the date of such Committee determination. In addition, all of your rights to RSUs that are not vested on the date that the Committee makes such determination shall be immediately and irrevocably forfeited. Notwithstanding anything to the contrary in this Section 7, the Committee shall have the authority and discretion to make any determination regarding the specific implementation of this Section 7 with respect to you.
8.    Settlement of RSUs.
No shares of Common Stock shall be issued to you prior to the date on which the RSUs vest, in accordance with the terms and conditions communicated to you and set forth in the Company’s records. After the RSUs vest pursuant to Sections 3, 4 or 5 hereof, the Company shall promptly, but no later than 30 days following the applicable vesting date, cause to be issued in your name one share of Common Stock for each RSU and pay to you any accumulated distributions (less applicable tax withholding) pursuant to Sections 9(b) and (c) hereof. Following payment of the applicable withholding taxes pursuant to Section 10 hereof, the Company shall promptly cause such shares of Common Stock (less any shares withheld to pay taxes) to be delivered, either by book-entry registration or in the form of a stock certificate or certificates, registered in your name or in the names of your legal representatives, beneficiaries or heirs, as the case may be.
9.    Distributions and Adjustments.
(a)    If any RSUs vest subsequent to any change in the number or character of the Common Stock of the Company (through any stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or otherwise) occurring after the Grant Date, you shall then receive upon such vesting the number and type of securities or other consideration which you would have received if such RSUs had vested prior to the event changing the number or character of the outstanding Common Stock.
(b)    Any additional shares of Common Stock, any other securities of the Company and any other property (except for cash dividends or other cash distributions) distributed with respect to the shares of Common Stock underlying the RSUs prior to the date or dates the RSUs vest shall be subject to the same restrictions, terms and conditions as the RSUs to which they relate and shall be promptly deposited with the Secretary of the Company or a custodian designated by the Secretary. Any such accumulated distributions shall be distributed to you in accordance with Section 8 hereof. If the RSUs are forfeited prior to vesting, any accumulated distributions payable in respect of such RSUs shall also be forfeited.
(c)    Any cash dividends or other cash distributions payable with respect to the shares of Common Stock underlying the RSUs prior to the vesting of the RSUs shall be distributed to you upon the vesting of the RSUs in the amount originally declared, without interest. Any such accumulated cash dividends or other cash distributions shall be distributed to you in accordance with Section 8 hereof. If the RSUs are forfeited prior to vesting, any accumulated cash dividends or other cash distributions payable in respect of such RSUs shall also be forfeited.
10.    Taxes.
(a)    You acknowledge that you will consult with your personal tax advisor regarding the income tax consequences of the grant of the RSUs, the vesting of the RSUs, the receipt of shares of Common Stock upon the vesting of the RSUs and any other matters related to this Agreement. In order to comply with all applicable federal, state or local income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state or local payroll, withholding, income or other taxes, which are your sole and absolute responsibility, are withheld or collected from you.
(b)    In accordance with the terms of the Plan, and such rules as may be adopted by the Committee administering the Plan, you may elect to satisfy any applicable tax withholding obligations arising from the receipt of, or the lapse of restrictions relating to, the RSUs by (i) delivering cash (including check, draft, money order or wire transfer made payable to the order of the Company), (ii) having the Company withhold a portion of the shares of Common Stock, cash or other property otherwise to be delivered having a Fair Market Value equal to the amount of such taxes, or (iii) delivering to the Company shares of Common Stock having a Fair Market Value equal to the amount of such taxes. The Company will not deliver any fractional share of Common Stock but will pay, in lieu thereof, the Fair Market Value of such fractional share of Common Stock. Your election must be made on or before the date that the amount of tax to be withheld is determined.
11.    Restrictive Covenants.
(a)    Non-Disclosure.
(i)    During the course of your employment, before and after the execution of this Agreement, and as consideration for the restrictive covenants entered into by you herein, you have received and will continue to receive some or all of the Company’s various Trade Secrets (as defined under applicable law) and confidential or proprietary information, which includes the following whether in physical or electronic form: (1) data and compilations of data related to Business Opportunities, (2) computer software, hardware, network and internet technology utilized, modified or enhanced by the Company or by employee in furtherance of employee’s duties with the Company; (3) compilations of data concerning Company products, services, customers, and end users including but not limited to compilations concerning projected sales, new project timelines, inventory reports, sales, and cost and expense reports; (4) compilations of information about the Company’s employees and independent contracting consultants; (5) the Company’s financial information, including, without limitation, amounts charged to customers and amounts charged to the Company by its vendors, suppliers, and service providers; (6) proposals submitted to the Company’s customers, potential customers, wholesalers, distributors, vendors, suppliers and service providers; (7) the Company’s marketing strategies and compilations of marketing data; (8) compilations of data or information concerning, and communications and agreements with, vendors, suppliers and licensors to the Company and other sources of technology, products, services or components used in the Company’s business; (9) the Company’s research and development records and data; and, (10) any summary, extract or analysis of such information together with information that has been received or disclosed to the Company by any third party as to which the Company has an obligation to treat as confidential (“Confidential Information”). “Business Opportunities” means all ideas, concepts or information received or developed (in whatever form) by employee concerning any business, transaction or potential transaction that constitutes or may constitute an opportunity for the Company to earn a fee or income, specifically including those relationships that were initiated, nourished or developed at the Company’s expense. Confidential Information does not include data or information: (1) which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by you without authorization from the Company; (2) which has been independently developed and disclosed by others; or (3) which has otherwise entered the public domain through lawful means.
(ii)    All Confidential Information, Trade Secrets, and all physical and electronic embodiments thereof are confidential and are and will remain the sole and exclusive property of the Company. During the term of employment and for a period of five (5) years following the termination of your employment with the Company for any reason, with or without cause, and upon the initiative of either you or the Company, you agree that you shall protect any such Confidential Information and Trade Secrets and shall not, except in connection with the performance of your remaining duties for the Company, use, disclose or otherwise copy, reproduce, distribute or otherwise disseminate any such Confidential Information or Trade Secrets, or any physical or electronic embodiments thereof, to any third party. Provided, however, that you may make disclosures required by a valid order or subpoena issued by a court or administrative agency of competent jurisdiction, in which event you will promptly notify the Company of such order or subpoena to provide the Company an opportunity to protect its interests.
(iii)    Upon request by the Company and, in any event, upon termination of the your employment with the Company for any reason, you will promptly deliver to the Company (within twenty-four (24) hours) all property belonging to the Company, including but without limitation, all Confidential Information, Trade Secrets and all electronic and physical embodiments thereof, all Company files, customer lists, management reports, memoranda, research, Company forms, financial data and reports and other documents (including but not limited to all such data and documents in electronic form) supplied to or created by you in connection with your employment with the Company (including all copies of the foregoing) in your possession or control, and all of the Company’s equipment and other materials in your possession or control. You agree to allow the Company, at its request, to verify return of Company property and documents and information and/or permanent deletion of the same, through inspection of personal computers, personal storage media, third party websites, third party e-mail systems, personal digital assistant devices, cell phones and/or social networking sites on which Company information was stored during your employment with the Company.
(iv)    Nothing contained herein shall be in derogation or a limitation of the rights of the Company to enforce its rights or your duties under the applicable law relating to Trade Secrets.
(b)    Non-Competition. You agree that, while employed by the Company and for a period of twenty-four (24) months following the termination of your employment with the Company for any reason, with or without cause, whether upon the initiative of either you or the Company (the “Restricted Period”), you will not provide or perform the same or substantially similar services, that you provided to the Company, on behalf of any Direct Competitor, directly (i.e., as an officer or employee) or indirectly (i.e., as an independent contractor, consultant, advisor, board member, agent, shareholder, investor, joint venturer, or partner), anywhere within the United States of America (the “Territory”). “Direct Competitor” means any individual, partnership, corporation, limited liability company, association, or other group, however organized, who competes with the Company in the full service restaurant business.
(i)    If you are a resident of California and subject to its laws, the restrictions set forth in paragraph (b) above shall not apply to you.
(ii)    Nothing in this provision shall divest you from the right to acquire as a passive investor (with no involvement in the operations or management of the business) up to 1% of any class of securities which is: (i) issued by any Direct Competitor, and (ii) publicly traded on a national securities exchange or over-the-counter market.
(c)    Non-Solicitation. You agree that you shall not at any time during your employment and during the Restricted Period, on behalf of yourself or any other Person, directly or by assisting others, solicit, induce, encourage or cause any of the Company’s vendors, suppliers, licensees, or other Persons with whom the Company has a contractual relationship and with whom you have had Material Contact during the last two years of your employment, to cease doing business with the Company or to do business with a Direct Competitor. “Material Contact” means contact between you and a Person: (1) with whom or which you dealt on behalf of the Company; (2) whose dealings with the Company were coordinated or supervised by you; (3) about whom you obtained Confidential Information in the ordinary course of business as a result of your association with the Company; or (4) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commission, or earnings for you within two years prior to the date of the termination of your employment with the Company. “Person” means any individual, firm, partnership, association, corporation, limited liability entity, trust, venture or other business organization, entity or enterprise.
(d)    Non-Recruitment. You agree that during the course of employment and during the Restricted Period, you will not, on behalf of yourself or any other Person, directly or by assisting others, solicit, induce, persuade, or encourage, or attempt to solicit, induce, persuade, or encourage, any individual employed by the Company, with whom you have worked, to terminate such employee’s position with the Company, whether or not such employee is a full-time or temporary employee of the Company and whether or not such employment is pursuant to a written agreement, for a determined period, or at will. The provision of this paragraph shall only apply to those individuals employed by the Company at the time of solicitation or attempted solicitation. If you are a resident of California and subject to its laws, the restrictions set forth in paragraph (c) above and this paragraph (d) shall be limited to apply only where Employee uses or discloses Confidential Information or Trade Secrets when engaging in the restricted activities.
(e)    Acknowledgements. You acknowledge that the Company is in the business of marketing, developing and establishing its restaurant brands and concepts on a nationwide basis and that the Company makes substantial investments and has established substantial goodwill associated with its restaurant brands and concepts, supplier relationships and marketing programs throughout the United States. You therefore acknowledge that the Territory in which the Company’s Business is conducted is, at the very least, throughout the United States. You further acknowledge and agree that it is fair and reasonable for the Company to take steps to protect its Confidential Information, Trade Secrets, good will, business relationships, employees, economic advantages, and/or other legitimate business interests from the risk of misappropriation of or harm to its Confidential Information, Trade Secrets, good will, business relationships, employees, economic advantages, and/or other legitimate business interests. You acknowledge that the consideration, including this Award Agreement, continued employment, specialized training, and the Confidential Information and Trade Secrets provided to you, gives rise to the Company’s interest in restraining you from competing with the Company and that any limitations as to time, geographic scope and scope of activity to be restrained are reasonable and do not impose a greater restraint than is necessary to protect Company’s Confidential Information, Trade Secrets, good will, business relationships, employees, economic advantages, and/or other legitimate business interests, and will not prevent you from earning a livelihood.
(f)    Survival of Covenants. The provisions and restrictive covenants in this Section of this Agreement shall survive the expiration or termination of this Agreement for any reason. You agree not to challenge the enforceability or scope of the provisions and restrictive covenants in this Section. You further agree to notify all future persons, or businesses, with which you become affiliated or employed by, of the provisions and restrictions set forth in this Section, prior to the commencement of any such affiliation or employment.
(g)    Injunctive Relief. You acknowledge that if you breach or threaten to breach any of the provisions of this Agreement, your actions will cause irreparable harm and damage to the Company which cannot be compensated by damages alone. Accordingly, if you breach or threaten to breach any of the provisions of this Agreement, the Company shall be entitled to injunctive relief, in addition to any other rights or remedies the Company may have. You hereby waive the requirement for a bond by the Company as a condition to seeking injunctive relief. The existence of any claim or cause of action by you against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of your agreements under this Agreement.
(h)    Forfeiture. In the event that you violate the terms of this Section, you understand and agree that in addition to the Company’s rights to obtain injunctive relief and damages for such violation, any and all rights to any award under this Agreement, whether vested or unvested, shall be forfeited and extinguished.
12.    General Provisions
(a)    Interpretations. This Agreement is subject in all respects to the terms of the Plan. A copy of the Plan is available upon your request. Terms used herein which are defined in the Plan shall have the respective meanings given to such terms in the Plan, unless otherwise defined herein. In the event that any provision of this Agreement is inconsistent with the terms of the Plan, the terms of the Plan shall govern. Any question of administration or interpretation arising under this Agreement shall be determined by the Committee administering the Plan, and such determination shall be final, conclusive and binding upon all parties in interest.
(b)    No Right to Employment. Nothing in this Agreement or the Plan shall be construed as giving you the right to be retained as an employee of the Company or any Affiliate of the Company. In addition, the Company or an Affiliate of the Company may at any time dismiss you from employment, free from any liability or any claim under this Agreement, unless otherwise expressly provided in this Agreement.
(c)    Securities Matters. The Company shall not be required to deliver any shares of Common Stock until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.
(d)    Headings. Headings are given to the sections and subsections of this Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision hereof.
(e)    Arbitration. Except for injunctive relief as set forth herein, the parties agree that any dispute between the parties regarding this Agreement shall be subject to Steps 3 and 4 of the Darden Dispute Resolution Process (the “DRP”) and submitted to binding arbitration in Orlando, Florida pursuant to the DRP.
(f)    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida (without giving effect to the conflict of law principles thereof). Employee agrees that the state and federal courts of Florida shall have jurisdiction over any litigation between you and the Company regarding this Agreement, and you expressly submit to the exclusive jurisdiction and venue of the federal and state courts sitting in Orange County, Florida.
(g)    Notices. You should send all written notices regarding this Agreement or the Plan to the Company at the following address:
Darden Restaurants, Inc.
    Supervisor, Stock Compensation Plans
    1000 Darden Center Drive
    Orlando, FL 32837
(h)    Award Agreement and Related Documents. This Restricted Stock Unit Award Agreement shall have no force or effect unless you have been notified by the Company, and identified in the Company’s records, as the recipient of a Restricted Stock Unit Award grant. YOU MUST REVIEW AND ACKNOWLEDGE ACCEPTANCE OF THE TERMS OF THIS AGREEMENT, INCLUDING SPECIFICALLY THE RESTRICTIVE COVENANTS, BY EXECUTING THIS AGREEMENT ELECTRONICALLY VIA YOUR ESTABLISHED ACCOUNT ON THE MORGAN STANLEY SMITH BARNEY WEBSITE WITHIN 60 DAYS OF THE DATE OF GRANT; PROVIDED, HOWEVER, THAT THE COMMITTEE MAY, AT ITS DISCRETION, EXTEND THIS DATE. FAILURE TO ACCEPT THE REFERENCED TERMS AND TO EXECUTE THIS AGREEMENT ELECTRONICALLY WILL PRECLUDE YOU FROM RECEIVING YOUR RESTRICTED STOCK UNIT GRANT. In connection with your Restricted Stock Unit grant and this Award Agreement, the following additional documents were made available to you electronically, and paper copies are available on request directed to the Company’s Compensation Department: (i) the Plan; and (ii) a Prospectus relating to the Plan.

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